Exhibit 4.13
WARRANT AGREEMENT
BETWEEN
DELPHI CORPORATION,
COMPUTERSHARE TRUST COMPANY, N.A.
AND
COMPUTERSHARE INC.
AS WARRANT AGENT
February ___, 2008

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EXHIBITS

Exhibit A-1	Form of Six Month Warrant Statement
Exhibit A-2	Form of Seven Year Warrant Statement
Exhibit A-3	Form of Ten Year Warrant Statement
Exhibit A-4	Form of Global Six Month Warrant Certificate
Exhibit A-5	Form of Global Seven Year Warrant Certificate
Exhibit A-6	Form of Global Ten Year Warrant Certificate
Exhibit B-1	Form of Election to Exercise For Warrant Holders Holding Warrants in Form of Book-Entry Warrants
Exhibit B-2	Form of Election to Exercise Warrant for Holders Holding Warrants held by the Depositary Trust Company
Exhibit C	Form of Assignment

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WARRANT AGREEMENT
     This WARRANT AGREEMENT (this “Agreement”), dated as of February ___, 2008, is by and among DELPHI CORPORATION, a Delaware corporation (the “Company”), [COMPUTERSHARE INC.] and [COMPUTERSHARE TRUST COMPANY, N.A] (collectively in their capacity as warrant agent hereunder, the “Warrant Agent”)1.
     Capitalized terms used in this Agreement and not otherwise defined herein shall have the meanings assigned to them in the Plan (as defined below).
RECITALS
     WHEREAS, on October 8, 2005 (the “Petition Date”), Delphi Corporation and certain of its subsidiaries and affiliates commenced jointly administered cases under Chapter 11 of Title 11 of the United States Code (the “Bankruptcy Code”) in the United States Bankruptcy Court for the Southern District of New York (the “Bankruptcy Court”), which case is before the Bankruptcy Court under case number 05-44481 (collectively, the “Chapter 11 Cases”).
     WHEREAS, in connection with the First Amended Plan of Reorganization of the Company, as it may be amended from time to time (the “Plan”), the Company will issue (i) Six Month Warrants (the “Six Month Warrants”) entitling the holders to purchase initially an aggregate of up to 15,384,616, shares of common stock, par value $0.01 per share (the “Common Stock”), of the Company, (ii) Seven Year Warrants (the “Seven Year Warrants”) entitling the holders to purchase initially an aggregate of up to 6,908,758 shares of Common Stock and (iii) Ten Year Warrants entitling the holders to purchase initially an aggregate of up to 2,819,901 shares of Common Stock (the “Ten Year Warrants” and, together with the Six Month Warrants and the Seven Year Warrants, the “Warrants”), in each case, on the terms and subject to the conditions set forth in this Agreement. The Common Stock issuable pursuant to the Warrants, as adjusted from time to time pursuant to this Agreement, is referred to herein as the “Shares.”
     WHEREAS, the Warrant Agent, at the request of the Company, has agreed to act as the agent of the Company in connection with the issuance, registration, transfer, exchange and exercise of the Warrants.
     NOW, THEREFORE, in consideration of the premises and mutual agreements herein set forth, the parties hereto agree as follows:
     SECTION 1. Appointment of Warrant Agent. The Company hereby appoints the Warrant Agent to act as agent for the Company in accordance with the instructions hereinafter set forth in this Agreement (and no implied terms), and the Warrant Agent hereby accepts such appointment, on the terms and subject to the conditions hereinafter set forth.
     SECTION 2. Issuances. On the terms and subject to the conditions of this Agreement, in accordance with the terms of the Plan, no later than the Distribution Date,

[1]	Identity and proper full name of collective Warrant Agent to be revised, if necessary.

Warrants to purchase the Shares will be issued by the Company in the amounts and to the recipients specified in the Plan. On such date, the Company will deliver, or cause to be delivered to the Depositary (as defined below), one or more Global Warrant Certificates (as defined below) evidencing a portion of the Warrants. The remainder of the Warrants shall be issued by book-entry registration on the books of the Warrant Agent (“Book-Entry Warrants”) and shall be evidenced by statements issued by the Warrant Agent from time to time to the registered holder of book-entry Warrants reflecting such book-entry position (the “Warrant Statement”). The maximum number of shares of Common Stock issuable pursuant to the Six Month Warrants shall be 15,384,616 shares, pursuant to the Seven Year Warrants shall be 6,908,758 shares and pursuant to the Ten Year Warrants shall be 2,819,901 shares, as such amounts are adjusted from time to time pursuant to this Agreement.
     SECTION 3. Form of Warrants. Subject to Section 6 of this Agreement, the Warrants shall be issued (1) via book-entry registration on the books and records of the Warrant Agent and evidenced by the Warrant Statements, in substantially the form set forth in Exhibit A-1 attached hereto with respect to the Six Month Warrants, Exhibit A-2 attached hereto with respect to the Seven Year Warrants and Exhibit A-3 attached hereto with respect to the Ten Year Warrants, and/or (2) in the form of one or more global certificates (the “Global Warrant Certificates”), the forms of election to exercise and of assignment to be printed on the reverse thereof, in substantially the form set forth in Exhibit A-4 attached hereto with respect to the Six Month Warrants, Exhibit A-5 attached hereto with respect to the Seven Year Warrants and Exhibit A-6 attached hereto with respect to the Ten Year Warrants. The Warrant Statements and Global Warrant Certificates may bear such appropriate insertions, omissions, substitutions and other variations as are required or permitted by this Agreement, and may have such letters, numbers or other marks of identification and such legends or endorsements placed thereon as may be required to comply with any law or with any rules made pursuant thereto or with any rules of any securities exchange or as may, consistently herewith, be determined by (i) in the case of Global Warrant Certificates, the Appropriate Officers (as hereinafter defined) executing such Global Warrant Certificates, as evidenced by their execution of the Global Warrant Certificates, or (ii) in the case of a Warrant Statement, any Appropriate Officer, and all of which shall be reasonably acceptable to the Warrant Agent.
     The Global Warrant Certificates shall be deposited as soon as reasonably practicable after the Effective Date, but no later than the Distribution Date, with COMPUTERSHARE TRUST COMPANY, N.A., as custodian for The Depository Trust Company (the “Depositary”), and registered in the name of Cede & Co., as the Depositary’s nominee. Each Global Warrant Certificate shall represent such type of Warrants and such number of the outstanding Warrants as specified therein, and each shall provide that it shall represent the aggregate amount of outstanding Warrants from time to time endorsed thereon and that the aggregate amount of outstanding Warrants represented thereby may from time to time be reduced or increased, as appropriate, in accordance with the terms of this Agreement.
     SECTION 4. Execution of Global Warrant Certificates. Global Warrant Certificates shall be signed on behalf of the Company by its Chairman of the Board, its Executive Chairman of the Board, its Chief Executive Officer, its President, a Vice President, its Treasurer, its Chief Financial Officer, its Secretary or its Assistant Secretary (each, an “Appropriate Officer”). Each such signature upon the Global Warrant Certificates may be in the form of a facsimile signature of any such Appropriate Officer and may be imprinted or otherwise reproduced on the Global Warrant Certificates and for that purpose the Company may adopt and use the facsimile signature of any Appropriate Officer.
          If any Appropriate Officer who shall have signed any of the Global Warrant Certificates shall cease to be such Appropriate Officer before the Global Warrant Certificates so signed shall have been countersigned by the Warrant Agent or disposed of by the Company, such Global Warrant Certificates nevertheless may be countersigned and delivered or disposed of as though such Appropriate Officer had not ceased to be such Appropriate Officer of the Company; and any Global Warrant Certificate may be signed on behalf of the Company by any person who, at the actual date of the execution of such Global Warrant Certificate, shall be a proper Appropriate Officer of the Company to sign such Global Warrant Certificate, although at the date of the execution of this Agreement any such person was not such Appropriate Officer.
     SECTION 5. Registration and Countersignature. Upon written order of the Company, the Warrant Agent shall (i) register in the Warrant Register (as defined below) the Book-Entry Warrants and (ii) upon receipt of the Global Warrant Certificates duly executed on behalf of the Company, countersign one or more Global Warrant Certificates evidencing Warrants and shall deliver such Global Warrant Certificates to or upon the written order of the Company. Such written order of the Company shall specifically state the number of Six Month Warrants, Seven Year Warrants and Ten Year Warrants, as the case may be, that are to be issued as Book-Entry Warrants and the number of Six Month Warrants, Seven Year Warrants and Ten Year Warrants, as the case may be, that are to be issued as a Global Warrant Certificate. A Global Warrant Certificate shall be, and shall remain, subject to the provisions of this Agreement until such time as all of the Warrants evidenced thereby shall have been duly exercised or shall have expired or been canceled in accordance with the terms hereof.
     No Global Warrant Certificate shall be valid for any purpose, and no Warrant evidenced thereby shall be exercisable, until such Global Warrant Certificate has been countersigned by the manual signature of the Warrant Agent. Such signature by the Warrant Agent upon any Global Warrant Certificate executed by the Company shall be conclusive evidence that such Global Warrant Certificate so countersigned has been duly issued hereunder.
     The Warrant Agent shall keep, at an office designated for such purpose, books (the “Warrant Register”) in which, subject to such reasonable regulations as it may prescribe, it shall register the Book-Entry Warrants as well as any Global Warrant Certificates and exchanges and transfers of outstanding Warrants in accordance with the procedures set forth in Section 6 of this Agreement, all in form satisfactory to the Company and the Warrant Agent. No service charge shall be made for any exchange or registration of transfer of the Warrants, but the Company may require payment of a sum sufficient to cover any stamp or other tax or other governmental charge that may be imposed on the Holder in connection with any such exchange or registration of transfer. The Warrant Agent shall have no obligation to effect an exchange or register a transfer unless and until any payments required by the immediately preceding sentence have been made.
     Prior to due presentment for registration of transfer or exchange of any Warrant in accordance with the procedures set forth in this Agreement, the Warrant Agent and the Company may deem and treat the person in whose name any Warrant is registered (the “Holder” of such

Warrant) as the absolute owner of such Warrant (notwithstanding any notation of ownership or other writing made in a Global Warrant Certificate by anyone), for the purpose of any exercise thereof, any distribution to the Holder thereof and for all other purposes, and neither the Warrant Agent nor the Company shall be affected by notice to the contrary.
     SECTION 6. Registration of Transfers and Exchanges.
          (a) Transfer and Exchange of Global Warrant Certificates or Beneficial Interests Therein. The transfer and exchange of Global Warrant Certificates or beneficial interests therein shall be effected through the Depositary, in accordance with this Agreement and the procedures of the Depositary therefor.
          (b) Exchange of a Beneficial Interest in a Global Warrant Certificate for a Book-Entry Warrant.
          (i) Any Holder of a beneficial interest in a Global Warrant Certificate may, upon request, exchange such beneficial interest for a Book-Entry Warrant. Upon receipt by the Warrant Agent from the Depositary or its nominee of written instructions or such other form of instructions as is customary for the Depositary on behalf of any person having a beneficial interest in a Global Warrant Certificate, the Warrant Agent shall cause, in accordance with the standing instructions and procedures existing between the Depositary and Warrant Agent, the number of Warrants represented by the Global Warrant Certificate to be reduced by the number of Warrants to be represented by the Book-Entry Warrants to be issued in exchange for the beneficial interest of such person in the Global Warrant Certificate and, following such reduction, the Warrant Agent shall register in the name of the Holder a Book-Entry Warrant and deliver to said Warrant Holder a Warrant Statement.
          (ii) Book-Entry Warrants issued in exchange for a beneficial interest in a Global Warrant Certificate pursuant to this Section 6(b) shall be registered in such names as the Depositary, pursuant to instructions from its direct or indirect participants or otherwise, shall instruct the Warrant Agent. The Warrant Agent shall deliver such Warrant Statements to the persons in whose names such Warrants are so registered.
          (c) Transfer and Exchange of Book-Entry Warrants. When Book-Entry Warrants are presented to or deposited with the Warrant Agent with a written request:
          (i) to register the transfer of the Book-Entry Warrants; or
          (ii) to exchange such Book-Entry Warrants for an equal number of Book-Entry Warrants of other authorized denominations, the Warrant Agent shall register the transfer or make the exchange as requested if its requirements for such transactions are met; provided, however, that the Warrant Agent has received a written instruction of transfer in form satisfactory to the Warrant Agent, duly executed by the Holder thereof or by his attorney, duly authorized in writing.
          (d) Restrictions on Exchange or Transfer of a Book-Entry Warrant for a Beneficial Interest in a Global Warrant Certificate. A Book-Entry Warrant may not be

exchanged for a beneficial interest in a Global Warrant Certificate except upon satisfaction of the requirements set forth below. Upon receipt by the Warrant Agent of appropriate instruments of transfer with respect to a Book-Entry Warrant, in form satisfactory to the Warrant Agent, together with written instructions directing the Warrant Agent to make, or to direct the Depositary to make, an endorsement on the Global Warrant Certificate to reflect an increase in the number of Warrants represented by the Global Warrant Certificate equal to the number of Warrants represented by such Book-Entry Warrant, then the Warrant Agent shall cancel such Book-Entry Warrant on the Warrant Register and cause, or direct the Depositary to cause, in accordance with the standing instructions and procedures existing between the Depositary and the Warrant Agent, the number of Warrants represented by the Global Warrant Certificate to be increased accordingly. If no Global Warrant Certificates are then outstanding, the Company shall issue, and the Warrant Agent shall countersign, a new Global Warrant Certificate representing the appropriate number of Warrants.
          (e) Restrictions on Transfer and Exchange of Global Warrant Certificates. Notwithstanding any other provisions of this Agreement (other than the provisions set forth in Section 6(f)), unless and until it is exchanged in whole for a Book-Entry Warrant, a Global Warrant Certificate may not be transferred as a whole except by the Depositary to a nominee of the Depositary or by a nominee of the Depositary to the Depositary or another nominee of the Depositary or by the Depositary or any such nominee to a successor Depositary or a nominee of such successor Depositary.
          (f) Book-Entry Warrants. If at any time:
          (i) the Depositary for the Global Warrant Certificates notifies the Company that the Depositary is unwilling or unable to continue as Depositary for the Global Warrant Certificates and a successor Depositary for the Global Warrant Certificates is not appointed by the Company within 90 days after delivery of such notice; or
          (ii) the Company, in its sole discretion, notifies the Warrant Agent in writing that it elects to exclusively cause the issuance of Book-Entry Warrants under this Agreement, then the Warrant Agent, upon written instructions signed by an Appropriate Officer of the Company, shall register Book-Entry Warrants, in an aggregate number equal to the number of Warrants represented by the Global Warrant Certificates, in exchange for such Global Warrant Certificates, in such names and in such amounts as directed by the Depositary or, in the absence of instructions from the Depositary, the Company.
          (g) No Warrants, or Shares issuable upon exercise of the Warrants, shall be sold, exchanged or otherwise transferred in violation of the Securities Act of 1933, as amended (the “Securities Act”), or state securities laws.
          (h) Cancellation of Global Warrant Certificate. At such time as all beneficial interests in Global Warrant Certificates have either been exchanged for Book-Entry Warrants, redeemed, repurchased or cancelled, all Global Warrant Certificates shall be returned to, or retained and cancelled by, the Warrant Agent, upon written instructions from the Company reasonably satisfactory to the Warrant Agent.
          (i) Obligations with Respect to Transfers and Exchanges of Warrants.
          (i) To permit registrations of transfers and exchanges, the Company shall execute Global Warrant Certificates, if applicable, and the Warrant Agent is hereby authorized, in accordance with the provisions of Section 5 and this Section 6, to countersign such Global Warrant Certificates, if applicable, or register Book-Entry Warrants, if applicable, as required pursuant to the provisions of this Section 6 and for the purpose of any distribution of new Global Warrant Certificates contemplated by Section 9 or additional Global Warrant Certificates contemplated by Section 12.
          (ii) All Book-Entry Warrants and Global Warrant Certificates issued upon any registration of transfer or exchange of Book-Entry Warrants or Global Warrant Certificates shall be the valid obligations of the Company, entitled to the same benefits under this Agreement as the Book-Entry Warrants or Global Warrant Certificates surrendered upon such registration of transfer or exchange.
          (iii) No service charge shall be made to a Holder for any registration, transfer or exchange but the Company may require payment of a sum sufficient to cover any stamp or other tax or other governmental charge that may be imposed on the Holder in connection with any such exchange or registration of transfer.
          (iv) So long as the Depositary, or its nominee, is the registered owner of a Global Warrant Certificate, the Depositary or such nominee, as the case may be, will be considered the sole owner or holder of the Warrants represented by such Global Warrant Certificate for all purposes under this Agreement. Except as provided in Sections 6(b) and (f) upon the exchange of a beneficial interest in a Global Warrant Certificate for Book-Entry Warrants, owners of beneficial interests in a Global Warrant Certificate will not be entitled to have any Warrants registered in their names, and will under no circumstances be entitled to receive physical delivery of any such Warrants and will not be considered the owners or holders thereof under the Warrants or this Agreement. Neither the Company nor the Warrant Agent, in its capacity as registrar for such Warrants, will have any responsibility or liability for any aspect of the records relating to beneficial interests in a Global Warrant Certificate or for maintaining, supervising or reviewing any records relating to such beneficial interests.
          (v) Subject to Sections 6(b), (c), (d), (e) and (f) and this Section 6(i), the Warrant Agent shall, upon receipt of all information required to be delivered hereunder, from time to time register the transfer of any outstanding Warrants in the Warrant Register, upon surrender of Global Warrant Certificates, if applicable, representing such Warrants at the Warrant Agent Office (as defined below), duly endorsed, and accompanied by a completed form of assignment substantially in the form of Exhibit C hereto (or with respect to a Book-Entry Warrant, only such completed form of assignment substantially in the form of Exhibit C hereto), duly signed by the Holder thereof or by the duly appointed legal representative thereof or by a duly authorized attorney, such signature to be guaranteed by a participant in the Securities Transfer Agent Medallion Program, the Stock Exchanges Medallion Program or the New York Stock Exchange, Inc. Medallion Signature Program. Upon any such registration of transfer, a new Global Warrant Certificate or a Warrant Statement, as the case may be, shall be issued to the transferee.
     SECTION 7. Duration and Exercise of Warrants.
          (a) Each Six Month Warrant shall be exercisable, in whole or in part, at any time and from time to time beginning after the Distribution Date and ending at 5:00 p.m., New York City time, on the date that is the six months anniversary of the Distribution Date or, if not a business day, the next subsequent business day (such date, the “Six Month Expiration Date”). Each Seven Year Warrant shall be exercisable, in whole or in part, at any time and from time to time beginning after the Distribution Date and ending at 5:00 p.m., New York City time, on the date that is the seven year anniversary of the Distribution Date or, if not a business day, the next subsequent business day (such date, the “Seven Year Expiration Date”). Each Ten Year Warrant shall be exercisable, in whole or in part, at any time and from time to time beginning after the Distribution Date and ending at 5:00 p.m., New York City time, on the date that is the ten year anniversary of the Distribution Date or, if not a business day, the next subsequent business day (such date, the “Ten Year Expiration Date”). The Company shall promptly provide the Warrant Agent written notice of the Distribution Date, the Six Month Expiration Date, the Seven Year Expiration Date and the Ten Year Expiration Date. After 5:00 p.m., New York City time, on the Six Month Expiration Date, the Six Month Warrants will become void and of no value. After 5:00 p.m., New York City time, on the Seven Year Expiration Date, the Seven Year Warrants will become void and of no value. After 5:00 p.m., New York City time, on the Ten Year Expiration Date, the Ten Year Warrants will become void and of no value.
          (b) Subject to the provisions of this Agreement, each:
          (i) Six Month Warrant shall entitle the holder thereof to purchase from the Company (and the Company shall issue and sell to such holder) one fully paid and nonassessable Share at a price equal to $65.00 per share (as the same may be hereafter adjusted pursuant to Section 12, the “Six Month Exercise Price”);
          (ii) Seven Year Warrant shall entitle the holder thereof to purchase from the Company (and the Company shall issue and sell to such holder) one fully paid and nonassessable Share at a price equal to $71.93 per share (as the same may be hereafter adjusted pursuant to Section 12, the “Seven Year Exercise Price”); and
          (iii) Ten Year Warrant shall entitle the holder thereof to purchase from the Company (and the Company shall issue and sell to such holder) one fully paid and nonassessable Share at a price equal to $59.61 per share (as the same may be hereafter adjusted pursuant to Section 12, the “Ten Year Exercise Price”).
     The Six Month Exercise Price, the Seven Year Exercise Price and the Ten Year Exercise Price are each referred to herein as an “Exercise Price”).

          (c) The aggregate Six Month Exercise Price, the aggregate Seven Year Exercise Price and the aggregate Ten Year Exercise Price shall be payable in lawful money of the United States of America by certified or official bank or bank cashiers check payable to the order of the Company, or by wire transfer of immediately available funds to an account maintained by the Warrant Agent for the purpose of the exercise of Warrants; provided, that the Warrant Agent shall not be obligated to accept payment by the wire transfer if the aggregate amount of any wire transfer is less than $50,000.
          (d) After the Distribution Date and ending at 5:00 p.m., New York City time, on the Expiration Date with respect to such Warrant, the Holder of a Warrant may exercise such Holder’s right to purchase Shares by:
          (i) providing written notice of such election (“Warrant Exercise Notice”) to exercise the Warrant to the Warrant Agent with a copy to the Company at the addresses set forth in Section 20 hereof, “Re: Delphi Warrant Exercise”, by overnight courier or by facsimile, received by the Warrant Agent no later than 5:00 p.m., New York City time, on the Expiration Date, which Warrant Exercise Notice shall be in the form of an election to purchase Shares substantially in the form set forth either (x) in Exhibit B-1 hereto, properly completed and executed by the Holder; provided that such written notice may only be submitted by persons who hold Book-Entry Warrants, or (y) in Exhibit B-2 hereto, properly completed and executed by the Holder; provided that such written notice may only be submitted with respect to Warrants held through the book-entry facilities of the Depositary, by or through persons that are direct participants in the Depositary; and
          (ii) delivering, no later than 5:00 p.m., New York City time, on the business day immediately prior to the applicable Settlement Date (as defined below) such Warrants to the Warrant Agent by book-entry transfer through the facilities of the Depositary, if such Warrants are represented by a Global Warrant Certificate; and
          (iii) paying the Six Month Exercise Price multiplied by the number of Shares in respect of which any Six Month Warrants are being exercised (the “Six Month Exercise Amount”), the Seven Year Exercise Price multiplied by the number of Shares in respect of which any Seven Year Warrants are being exercised (the “Seven Year Exercise Amount”) or the Ten Year Exercise Price multiplied by the number of Shares in respect of which any Ten Year Warrants are being exercised (the “Ten Year Exercise Amount” and, together with the Six Month Exercise Amount, as the case may be, and the Seven Year Exercise Amount, the “Exercise Amount”) together with any applicable taxes and governmental charges.
     The date three business days after a Warrant Exercise Notice is delivered is referred to for all purposes under this Agreement as the “Settlement Date.”
          (e) Any exercise of a Warrant pursuant to the terms of this Agreement shall be irrevocable and shall constitute a binding agreement between the Holder and the Company, enforceable in accordance with its terms.
          (f) The Warrant Agent shall:

          (i) examine all Warrant Exercise Notices and all other documents delivered to it by or on behalf of holders as contemplated hereunder to ascertain whether or not, on their face, such Warrant Exercise Notices and any such other documents have been executed and completed in accordance with their terms and the terms hereof;
          (ii) where a Warrant Exercise Notice or other document appears on its face to have been improperly completed or executed or some other irregularity in connection with the exercise of the Warrants exists, the Warrant Agent shall endeavor to inform the appropriate parties (including the person submitting such instrument) of the need for fulfillment of all requirements, specifying those requirements which appear to be unfulfilled;
          (iii) inform the Company of and cooperate with and assist the Company in resolving any reconciliation problems between Warrant Exercise Notices received and delivery of Warrants to the Warrant Agent’s account;
          (iv) advise the Company no later than the applicable Settlement Date, of (i) the receipt of such Warrant Exercise Notice and the number of Warrants exercised in accordance with the terms and conditions of this Agreement, (ii) the instructions with respect to delivery of the shares of Common Stock of the Company deliverable upon such exercise, subject to timely receipt from the Depositary of the necessary information, and (iii) such other information as the Company shall reasonably require;
          (v) subject to Common Stock being made available to the Warrant Agent by or on behalf of the Company for delivery to the Depositary, liaise with the Depositary and endeavor to effect such delivery to the relevant accounts at the Depositary in accordance with its requirements; and
          (vi) account promptly to the Company with respect to Warrants exercised and concurrently pay to the Company all monies received by the Warrant Agent for the purchase of Shares through the exercise of Warrants.
          (g) All questions as to the validity, form and sufficiency (including time of receipt) of a Warrant Exercise Notice will be determined by the Company in its sole discretion, which determination shall be final and binding. The Warrant Agent shall incur no liability for or in respect of such determination by the Company. The Company reserves the right to reject any and all Warrant Exercise Notices not in proper form or for which any corresponding agreement by the Company to exchange would, in the opinion of the Company, be unlawful. Such determination by the Company shall be final and binding on the Holders, absent manifest error. Moreover, the Company reserves the absolute right to waive any of the conditions to the exercise of Warrants or defects in Warrant Exercise Notices with regard to any particular exercise of Warrants. Neither the Company nor the Warrant Agent shall be under any duty to give notice to the Holders of the Warrants of any irregularities in any exercise of Warrants, nor shall it incur any liability for the failure to give such notice.
          (h) As soon as practicable after the exercise of any Warrant in accordance with subsection (e), but in any event no later than seven business days after the Settlement Date,

the Company shall issue, or otherwise deliver, or cause to be issued or delivered, in authorized denominations to or upon the order of the Holder of the Warrants, either:
          (i) if such Holder holds the Warrants being exercised through the Depositary’s book-entry transfer facilities, by same-day or next-day credit to the Depositary for the account of such Holder or for the account of a participant in the Depositary the number of Shares to which such Holder is entitled, in each case registered in such name and delivered to such account as directed in the Warrant Exercise Notice by such Holder or by the direct participant in the Depositary through which such Holder is acting, or
          (ii) if such Holder holds the Warrants being exercised in the form of Book-Entry Warrants, a book-entry interest in the Shares registered on the books of the Company’s transfer agent or, at the Company’s option, by delivery to the address designated by such Holder in its Warrant Exercise Notice of a physical certificate representing the number of Shares to which such Holder is entitled, in fully registered form, registered in such name or names as may be directed by such Holder.
          (iii) If less than all of the Warrants evidenced by a Global Warrant Certificate surrendered upon the exercise of Warrants are exercised at any time prior to the date of expiration for the Warrants, a new Global Warrant Certificate or Certificates shall be issued for the remaining number of Warrants evidenced by the Global Warrant Certificate so surrendered, and the Warrant Agent is hereby authorized to countersign the required new Global Warrant Certificate or Certificates pursuant to the provisions of Section 6 and this Section 7. The Person in whose name any certificate or certificates for the Shares are to be issued (or such Shares are to be registered, in the case of a book-entry transfer) upon exercise of a Warrant shall be deemed to have become the holder of record of such Shares on the date such Warrant Exercise Notice is delivered.
     SECTION 8. Cancellation of Warrants. If the Company shall purchase or otherwise acquire Warrants, the Global Warrant Certificates and the Book-Entry Warrants representing such Warrants shall thereupon be deposited or delivered to the Warrant Agent, if applicable, and be cancelled by it and retired. The Warrant Agent shall cancel all Global Warrant Certificates surrendered for exchange, substitution, transfer or exercise in whole or in part. Such cancelled Global Warrant Certificates shall thereafter be disposed of in a manner satisfactory to the Company provided in writing to the Warrant Agent.
     SECTION 9. Mutilated or Missing Global Warrant Certificates. If any of the Global Warrant Certificates shall be mutilated, lost, stolen or destroyed, the Company shall issue, and the Warrant Agent shall countersign and deliver, in exchange and substitution for and upon cancellation of the mutilated Global Warrant Certificate, or in lieu of and substitution for the Global Warrant Certificate lost, stolen or destroyed, a new Global Warrant Certificate of like tenor and representing an equivalent number of Warrants, but only upon receipt of evidence reasonably satisfactory to the Company and the Warrant Agent of the loss, theft or destruction of such Global Warrant Certificate and an affidavit or the posting of an indemnity or bond, if requested by either the Company or the Warrant Agent, also satisfactory to them. Applicants for such substitute Global Warrant Certificates shall also comply with such other reasonable regulations and pay such other reasonable charges as the Company or the Warrant Agent may prescribe and as required by Section 8-405 of the Uniform Commercial Code as in effect in the State of New York.
     SECTION 10. Reservation of Shares. For the purpose of enabling it to satisfy any obligation to issue Shares upon exercise of Warrants, the Company will at all times through the applicable Expiration Date, reserve and keep available, free from preemptive rights and out of its aggregate authorized but unissued or treasury shares of Common Stock, the number of Shares deliverable upon the exercise of all outstanding Warrants, and the transfer agent for the Company’s Common Stock (such agent, in such capacity, as may from time to time be appointed by the Company, the “Transfer Agent”) is hereby irrevocably authorized and directed at all times to reserve such number of authorized and unissued or treasury shares of Common Stock as shall be required for such purpose. The Company will keep a copy of this Agreement on file with such Transfer Agent and with every transfer agent for any Shares issuable upon the exercise of Warrants pursuant to Section 7. The Warrant Agent is hereby irrevocably authorized to requisition from time to time from such Transfer Agent stock certificates issuable upon exercise of outstanding Warrants, and the Company will supply such Transfer Agent with duly executed stock certificates for such purpose.
     The Company covenants that all Shares issued upon exercise of the Warrants will, upon issuance in accordance with the terms of this Agreement, be fully paid and nonassessable and free from all taxes, liens, charges and security interests created by or imposed upon the Company with respect to the issuance and holding thereof.
     SECTION 11. Stock Exchange Listings. So long as any Warrants remain outstanding, the Company will use reasonable efforts to (a) establish and maintain the registration of the Common Stock and the Warrants under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and (b) list the Warrants on the same securities exchange or over-the-counter market as the Common Stock, or if the Warrants cannot be listed on such securities exchange or over-the-counter market, any other securities exchange or over-the-counter market acceptable to the Board; provided, however, the Company shall not be required to use such efforts if the Warrants do not meet the applicable listing requirements.
     SECTION 12. Adjustment of Exercise Price and Number of Shares Purchasable or Number of Warrants.
          (a) Exercise Price Adjustments. Each Exercise Price is subject to adjustment from time to time as follows:
          (i) Stock Splits, Combinations and Dividends/Distributions of Common Stock. If, after the Effective Date, the Company (A) subdivides or splits its outstanding shares of Common Stock into a greater number of shares, (B) combines or reclassifies its outstanding shares of Common Stock into a smaller number of shares, (C) issues any Capital Stock of the Company by reclassification of its Capital Stock or (D) fixes a record date for or pays or declares a dividend or makes a distribution in shares of Common Stock or in any right to acquire Common Stock on any class of Capital Stock of the Company, then the applicable Exercise Price in effect immediately prior to such event and the number and kind of shares of Capital Stock issuable on exercise of any Warrant will be proportionately adjusted, as appropriate, so that the holder of any Warrant thereafter exercised will be entitled to receive the number and kind of shares of Capital Stock that such Warrant holder would have been entitled to receive after the occurrence of any of the events described in this Section 12(a)(i) as if such Warrant had been exercised immediately prior to the effective date of such subdivision, combination, reclassification, dividend or distribution or the record date therefor, whichever is earlier. An adjustment made pursuant to this Section 12(a)(i) will become effective at the close of business on the effective date of such corporate action retroactive to the record date, if any, for such event. Such adjustment will be made successively whenever any event listed in this Section 12(a)(i) occurs.
          (ii) Certain Issuances of Common Stock and Common Stock Derivatives. If, after the Effective Date, the Company issues or sells shares of Common Stock or any Common Stock Derivative without consideration or at a consideration per share of Common Stock (or having a conversion, exercise or exchange price per share of Common Stock, in the case of a Common Stock Derivative) calculated by including the aggregate proceeds to the Company upon issuance and any additional consideration payable to the Company upon and in respect of any such conversion, exchange or exercise, that is less than the Closing Sale Price in effect at the close of business on the day immediately preceding such issuance or sale, then, in each case, the relevant Exercise Price shall be adjusted in accordance with the following formula:

	(	O + N x P	)
A = E x		M
O + N
where:
     A = the adjusted Exercise Price.
     E = the current Exercise Price.
     O = the number of shares of Common Stock outstanding on the date of such issuance or sale.
     N = the number of additional shares of Common Stock issued or sold (including upon the conversion, exercise or exchange of any newly issue or sold Common Stock Derivative).
     P = the price per share of the additional shares of Common Stock issued or sold (including upon the conversion, exercise or exchange of any newly issue or sold Common Stock Derivative).
     M = the Closing Sale Price of the Common Stock on the day immediately preceding such issuance or sale.
Notwithstanding any provision hereof to the contrary, this Section 12(a)(ii) will not apply to any issuance of Common Stock in any manner described in Section 12(a)(i). Such adjustment will be made successively whenever any event listed in this Section 12(a)(ii) occurs.
          (iii) Dividends/Distributions Other than of Common Stock. If, after the Effective Date, the Company fixes a record date for, or pays or declares a dividend or makes a distribution of, any Capital Stock, other securities or other property of the Company (including, but not limited to, cash and evidences of indebtedness), other than dividends or distributions of shares of Common Stock or other securities with respect to which adjustments are provided in Section 12(a)(i) and Section 12(a)(ii), then, in each case, the relevant Exercise Price shall be adjusted in accordance with the following formula:

A= E x	M – F
M
where:
A = the adjusted Exercise Price.
E = the current Exercise Price.
M = the Closing Sale Price of the Common Stock on the record date for such distribution.
F = the fair market value on the record date of any such Capital Stock, other securities or other property to be distributed in respect of one share of Common Stock as determined in good faith by the Board.
An adjustment made pursuant to this Section 12(a)(iii) will become effective at the close of business on the effective date of such corporate action retroactive to the record date, if any, for such event. Such adjustment will be made successively whenever any event listed in this Section 12(a)(iii) occurs.
          (iv) Additional Adjustment Matters.
          (A) Minor Adjustments and Calculations. No adjustment in the applicable Exercise Price pursuant to any provision of this Section 12(a) will be required unless such adjustment would require a cumulative increase or decrease of at least 1% in such price; provided, however, that any adjustments that by reason of this Section 12(a)(iv)(A) are not required to be made will be carried forward and taken into account in any subsequent adjustments until made. All calculations under this Section 12(a) will be made to the nearest cent (with $0.005 being rounded upward) or to the nearest whole share (with 0.5 of a share being rounded upward), as the case may be.
          (B) Exceptions to Adjustment Provisions. The provisions of this Section 12(a) will not be applicable to (1) any issuance for which an adjustment to the Exercise Price has been provided under any other subclause of this Section 12(a), (2) any issuance of shares of Common Stock upon actual exercise, exchange or conversion of any Common Stock Derivative if the Exercise Price was fully and properly adjusted at the time such securities were issued or if no such adjustment was required hereunder at the time such securities were issued, (3) the issuance of Common Stock Derivatives or shares of Common Stock to employees, officers, directors or consultants of the Company or its Subsidiaries pursuant to management or director incentive plans or stock or stock option compensation plans as in effect on or prior to the Effective Date or approved by the affirmative vote of a majority of the Board after the Effective Date, including, but not limited to, any employment, severance or consulting agreements, or the issuance of shares of Common Stock upon the exercise of such Common Stock Derivatives, (4) the issuance of shares of Common Stock pursuant to any plan providing for the reinvestment of dividends or interest payable on securities of the Company and the investment of additional optional amounts in Common Stock under such plan, or (5) the issuance of any Warrants or shares of Common Stock upon the exercise of such Warrants, or the issuance of any other Capital Stock of the Company or any other securities of the Company pursuant to the Plan.
          (C) Board Adjustment to Exercise Price. Anything in this Section 12(a) to the contrary notwithstanding, the Company may, to the extent permitted by applicable law, make such reductions in the Exercise Price, in addition to those required by this Section 12(a), as the Board in its good faith discretion determines to be necessary in order that any subdivision of shares of the Company, reclassification or combination of shares of the Company, distribution of Common Stock Derivatives or a distribution of other assets (other than cash dividends) of the Company hereafter made by the Company to its stockholders will not be taxable. Whenever the Exercise Price is so decreased, the Company will mail to holders of Warrants a notice of the decrease at least five (5) business days before the date the decreased Exercise Price takes effect, and such notice will state the decreased Exercise Price and the period it will be in effect.
          (D) Other Capital Stock. If, at any time as a result of the provisions of this Section 12(a), a holder of Warrants becomes entitled to receive any shares of Capital Stock of the Company other than Common Stock upon subsequent conversion, then the number of such other shares so receivable upon conversion will thereafter be subject to adjustment, without duplication, from time to time in a manner and on terms as nearly equivalent as practicable to the provisions contained in this Section 12(a).
          (E) Effect of Adjustment. If, at any time after the Effective Date, any adjustment is made to the applicable Exercise Price pursuant to this Section 12(a), such adjustment to the Exercise Price will be applicable with respect to all then outstanding Warrants and all Warrants issued after the date of the event causing such adjustment to the Exercise Price.

          (F) Other Limits on Adjustment. There will be no adjustment of the Exercise Price in the event of the issuance of any shares of the Company in a reorganization, acquisition or other similar transaction, including any Company Sale, except as specifically set forth in this Section 12.
          (G) Abandoned Events and Expired Common Stock Derivatives. If the Company takes a record of the holders of its Common Stock for the purpose of entitling them to receive a dividend or other distribution, and thereafter and before the distribution to stockholders legally abandons its plan to pay or deliver such dividend or distribution, then thereafter any adjustment in the Exercise Price granted by this Section 12(a) will, as and if necessary, be readjusted at the time of such abandonment to the Exercise Price that would have been in effect if no adjustment had been made (taking proper account of all other exercise price adjustments under this Section 12(a)); provided, however, that such readjustment will not affect the Exercise Price of any Warrants that have been exercised prior to such abandonment. If any Common Stock Derivatives referred to in this Section 12(a) in respect of which an adjustment has been made expire unexercised in whole or in part after the same have been distributed or issued by the Company, the Exercise Price will be readjusted at the time of such expiration to the Exercise Price that would have been in effect if no adjustment had been made on account of the distribution or issuance of such expired Common Stock Derivatives (taking proper account of all other exercise price adjustments under this Section 12(a)); provided, however, that such readjustment will not affect the Exercise Price of any Warrants that have been exercised prior to such expiration.
          (b) Fundamental Changes. If any transaction or event (including, but not limited to, any merger, consolidation, sale of assets (including any Company Sale), tender or exchange offer, reclassification, compulsory share exchange or liquidation) occurs in which all or substantially all of the outstanding Common Stock is converted into or exchanged for stock, other securities, cash or assets (each, a “Fundamental Change”), the holder of each Warrant outstanding immediately prior to the occurrence of such Fundamental Change will have the right upon any subsequent exercise to receive (but only out of legally available funds, to the extent required by applicable law) the kind and amount of stock, other securities, cash and assets that such holder would have received if such Warrant had been exercised immediately prior thereto (assuming such holder failed to exercise his rights of election, if any, as to the kind or amount of securities, cash or other property receivable upon such Fundamental Change). Such adjustment will be made successively whenever any event in this Section 12(b) occurs. No adjustment will be made pursuant to this Section 12(b) in respect of any Fundamental Change as to which an adjustment to the Exercise Price was made pursuant to Section 12(a).
          (c) Irrespective of any adjustments in any Exercise Price or the number or kind of shares of Common Stock purchasable upon the exercise of the Warrants pursuant to this Section 12, Warrants theretofore or thereafter issued may continue to express the same price and number and kind of shares of Common Stock as are stated in the Warrants initially issuable pursuant to this Agreement. The Company, however, may at any time in its sole discretion make any change in the form of Global Warrant Certificate that it may deem appropriate to give effect to such adjustments and that does not affect the substance of the Global Warrant Certificate

(including the rights, duties or obligations of the Warrant Agent), and any Global Warrant Certificate thereafter issued, whether in exchange or substitution for an outstanding Global Warrant Certificate or otherwise, may be in the form as so changed.
          (d) Before taking any action that would cause an adjustment pursuant to this Section 12 reducing any Exercise Price below the then par value (if any) of the Shares issuable upon exercise of the Warrants, the Company will take any corporate action that may, in the opinion or based on the advice of its counsel (which may be counsel employed by the Company), be necessary in order that the Company may validly and legally issue fully paid and nonassessable Shares at such Exercise Price as so adjusted.
     SECTION 13. Fractional Shares.
          (a) The Company shall not be required to issue Warrants to purchase fractions of Shares (other than the Fractional Warrants (defined below)), or fractions of Shares upon exercise of Warrants or distribute certificates which evidence fractional Shares. If (i) more than one Warrant is presented for exercise at the same time by a single Holder or (ii) a Holder presents a Warrant which by its terms is exercisable for a number of Shares which includes a fraction of a Share, then the number of Shares which shall be issuable upon the exercise thereof shall be computed on the basis of the aggregate number of whole Shares issuable on exercise of such Warrant or Warrants. If any fraction of a Share would, except for the provisions of this Section 13, be issuable on the exercise of any Warrants (or specified portion thereof), the Company shall pay an amount in cash equal to the Current Market Price per share of Common Stock, as determined on the day immediately preceding the date on which the Holder delivered the applicable Warrant Exercise Notice, multiplied by such fraction, computed to the nearest whole U.S. cent. Whenever a payment for fractional Shares is to be made by the Warrant Agent, the Company shall (i) promptly prepare and deliver to the Warrant Agent a certificate setting forth in reasonable detail the facts related to such payments and the prices and/or formulas utilized in calculating such payments, and (ii) provide sufficient monies to the Warrant Agent in the form of fully collected funds to make such payments. The Warrant Agent shall be fully protected in relying upon such a certificate and shall have no duty with respect to, and shall not be deemed to have knowledge of, any payment for Shares under any Section of this Agreement relating to the payment of fractional Shares unless and until the Warrant Agent shall have received such a certificate and sufficient monies.
          (b) In order to be exercised, Warrants issued under the Plan that represent the right to purchase a fraction of a share (“Fractional Warrants”) must be aggregated (it being understood that Six Month Warrants may only aggregate with other Six Month Warrants, Seven Year Warrants may only aggregate with other Seven Year Warrants and Ten Year Warrants may only aggregate with other Ten Year Warrants) by a Holder in a manner such that, when aggregated, the exercise of the aggregated Fractional Warrants results in issuance of a number of whole Shares with any right to receive a remaining fractional share to be addressed in accordance with (a) above. For such exercise to be effective, (i) such aggregation must be detailed in a written notice executed by each Holder participating in such aggregation (which notice shall be timely delivered to the Company in accordance with Section 20 hereof and which notice shall provide in reasonable detail the recipient or recipients of the distribution of whole Shares, the amount of the distribution to be received by such recipient or recipients, and, if applicable, if multiple Holders aggregate Fractional Warrants, reasonable detail on the allocation of the portion of exercised Fractional Warrants, if any, in excess of a whole Warrant, and such exercise must contain a waiver reasonably satisfactory to the Company from each applicable Holder stating that the Company shall be entitled to rely upon such notice and shall incur no liability or responsibility to any such Holder for any action taken based on such notice) and (ii) the documentation relating to such exercise must be reasonably acceptable to the Company and the Warrant Agent.
     SECTION 14. Redemption. The Warrants shall not be redeemable by the Company or any other Person.
     SECTION 15. Notices to Warrantholders. Upon any adjustment of (i) the number of Shares purchasable upon exercise of each Warrant, (ii) any Exercise Price or (iii) the number of Warrants outstanding including any adjustment pursuant to Section 12, the Company, within 20 business days thereafter, shall (x) cause to be filed with the Warrant Agent a certificate signed by an Appropriate Officer of the Company setting forth the event giving rise to such adjustment, such Exercise Price and either the number of Shares purchasable upon exercise of each Warrant or the additional number of Warrants to be issued for each previously outstanding Warrant, as the case may be, after such adjustment, which certificate shall be conclusive evidence of the correctness of the matters set forth therein, and (y) cause the Warrant Agent to give written notice to each of the registered holders of the Warrants at such holder’s address appearing on the Warrant Register. Where appropriate, such notice may be given in advance and included as a part of the notice required to be mailed under the other provisions of this Section 15. The Warrant Agent shall be fully protected in relying on any such certificate and in making any adjustment described therein and shall have no duty with respect to, and shall not be deemed to have knowledge of, any adjustment unless and until it shall have received such a certificate, in each case, absent gross negligence, bad faith or willful misconduct.
     SECTION 16. Merger, Consolidation or Change of Name of Warrant Agent. Any person into which the Warrant Agent may be merged or converted or with which it may be consolidated, or any person resulting from any merger, conversion or consolidation to which the Warrant Agent is a party, or any person succeeding to the shareholder services business of the Warrant Agent or any successor Warrant Agent, shall be the successor to the Warrant Agent hereunder without the execution or filing of any document or any further act on the part of any of the parties hereto, if such person would be eligible for appointment as a successor Warrant Agent under the provisions of Section 18. If any of the Global Warrant Certificates have been countersigned but not delivered at the time such successor to the Warrant Agent succeeds under this Agreement, any such successor to the Warrant Agent may adopt the countersignature of the original Warrant Agent; and if at that time any of the Global Warrant Certificates shall not have been countersigned, any successor to the Warrant Agent may countersign such Global Warrant Certificates either in the name of the predecessor Warrant Agent or in the name of the successor Warrant Agent; and in all such cases such Global Warrant Certificates shall have the full force provided in the Global Warrant Certificates and in this Agreement.
     If at any time the name of the Warrant Agent is changed and at such time any of the Global Warrant Certificates have been countersigned but not delivered, the Warrant Agent whose name has changed may adopt the countersignature under its prior name; and if at that time any of the Global Warrant Certificates have not been countersigned, the Warrant Agent may countersign such Global Warrant Certificates either in its prior name or in its changed name; and in all such cases such Global Warrant Certificates shall have the full force provided in the Global Warrant Certificates and in this Agreement.
     SECTION 17. Warrant Agent. The Warrant Agent undertakes only the duties and obligations expressly imposed by this Agreement and the Global Warrant Certificates, in each case upon the following terms and conditions, by all of which the Company and the holders of Warrants, by their acceptance thereof, shall be bound2:
          (a) The statements contained herein and in the Global Warrant Certificates shall be taken as statements of the Company, and the Warrant Agent assumes no responsibility for the accuracy of any of the same except such as describe the Warrant Agent or action taken or to be taken by it. Except as expressly provided herein, the Warrant Agent assumes no responsibility with respect to the execution, delivery or distribution of the Global Warrant Certificates.
          (b) The Warrant Agent shall not be responsible for any failure of the Company to comply with any of the covenants contained in this Agreement or in the Global Warrant Certificates to be complied with by the Company, nor shall it at any time be under any duty or responsibility to any holder of a Warrant to make or cause to be made any adjustment in any Exercise Price or in the number of Shares issuable upon exercise of any Warrant (except as instructed in writing by the Company), or to determine whether any facts exist that may require any such adjustments, or with respect to the nature or extent of or method employed in making any such adjustments when made.
          (c) The Warrant Agent may consult at any time with counsel satisfactory to it (who may be counsel for the Company or an employee of the Warrant Agent), and the advice or opinion of such counsel will be full and complete authorization and protection to the Warrant Agent as to any action taken, suffered or omitted by it in accordance with such advice or opinion, absent gross negligence, bad faith or willful misconduct in the selection and continued retention of such counsel and the reliance on such counsel’s advice or opinion.
          (d) The Warrant Agent shall incur no liability or responsibility to the Company or to any holder of any Warrants for any action taken in reliance on any notice, resolution, waiver, consent, order, certificate or other paper, document or instrument believed by it to be genuine and to have been signed, sent or presented by the proper party or parties. The Warrant Agent shall not take any instructions or directions except those given in accordance with this Agreement.
          (e) The Company agrees to pay to the Warrant Agent reasonable compensation for all services rendered by the Warrant Agent under this Agreement, to reimburse the Warrant Agent upon demand for all reasonable out-of-pocket expenses, including counsel

[2]	Warrant Agent and Company to discuss what legal opinions, if any, the Company is to provide to Warrant Agent.

fees and other disbursements, incurred by the Warrant Agent in the preparation, administration, delivery, execution and amendment of this Agreement and the performance of its duties under this Agreement and to indemnify the Warrant Agent and save it harmless against any and all losses, liabilities and expenses, including judgments, damages, fines, penalties, claims, demands and costs (including reasonable counsel fees and expenses), for anything done or omitted by the Warrant Agent arising out of or in connection with this Agreement except as a result of its gross negligence, bad faith or willful misconduct. The costs and expenses incurred by the Warrant Agent in enforcing the right to indemnification shall be paid by the Company except to the extent that it is determined by a final non-appealable judgment, ruling, order or decree of a court of competent jurisdiction that the Warrant Agent is not entitled to indemnification due to its gross negligence, bad faith or willful misconduct. Notwithstanding the foregoing, the Company shall not be responsible for any settlement made without its written consent; provided, that nothing in this sentence shall limit the Company’s obligations contained in this paragraph other than pursuant to such a settlement.
          (f) The Warrant Agent shall be under no obligation to institute any action, suit or legal proceeding or to take any other action likely to involve expense or liability unless the Company or one or more registered holders of Warrants furnishes the Warrant Agent with security and indemnity satisfactory to the Warrant Agent for any costs or expenses that may be incurred. All rights of action under this Agreement or under any of the Warrants may be enforced by the Warrant Agent without the possession of any of the Warrants or the production thereof at any trial or other proceeding relative thereto, and any such action, suit or proceeding instituted by the Warrant Agent shall be brought in its name as Warrant Agent, and any recovery or judgment shall be for the ratable benefit of the registered holders of the Warrants, as their respective rights or interests may appear.
          (g) The Warrant Agent, and any member, stockholder, affiliate, director, officer or employee thereof, may buy, sell or deal in any of the Warrants or other securities of the Company or become pecuniarily interested in any transaction in which the Company is interested, or contract with or lend money to the Company or otherwise act as fully and freely as though it was not the Warrant Agent under this Agreement, or a member, stockholder director, officer or employee of the Warrant Agent, as the case may be. Nothing herein shall preclude the Warrant Agent from acting in any other capacity for the Company or for any other legal entity.
          (h) The Warrant Agent shall act hereunder solely as agent for the Company, and its duties shall be determined solely by the provisions hereof. The Warrant Agent shall not be liable for anything that it may do or refrain from doing in connection with this Agreement except in connection with its own gross negligence, bad faith or willful misconduct. Any liability of the Warrant Agent under this Agreement shall be limited to the amount of fees paid by the Company to the Warrant Agent.
          (i) The Company agrees that it will perform, execute, acknowledge and deliver or cause to be performed, executed, acknowledged and delivered all such further and other acts, instruments and assurances as may reasonably be required by the Warrant Agent for the carrying out or performing of the provisions of this Agreement.

          (j) The Warrant Agent shall not be under any responsibility in respect of the validity of this Agreement or the execution and delivery hereof (except the due and validly authorized execution hereof by the Warrant Agent) or in respect of the validity or execution of any Global Warrant Certificate (except its due and validly authorized countersignature thereof), nor shall the Warrant Agent by any act hereunder be deemed to make any representation or warranty as to the authorization or reservation of the Shares to be issued pursuant to this Agreement or any Warrant or as to whether the Shares will when issued be validly issued, fully paid and nonassessable or as to the Exercise Price or the number of Shares issuable upon exercise of any warrant.
          (k) Whenever in the performance of its duties under this Agreement the Warrant Agent deems it necessary or desirable that any fact or matter be proved or established by the Company prior to taking or suffering any action hereunder, the Warrant Agent is hereby authorized and directed to accept instructions with respect to the performance of its duties hereunder from an Appropriate Officer of the Company and to apply to such Appropriate Officer for advice or instructions in connection with its duties, and such instructions shall be full authorization and protection to the Warrant Agent and, absent gross negligence, bad faith or willful misconduct, the Warrant Agent shall not be liable for any action taken, suffered to be taken, or omitted to be taken by it in accordance with instructions of any such Appropriate Officer or in reliance upon any statement signed by any one of such Appropriate Officers of the Company with respect to any fact or matter (unless other evidence in respect thereof is herein specifically prescribed) which may be deemed to be conclusively proved and established by such signed statement.
          (l) No provision of this Agreement shall require the Warrant Agent to expend or risk its own funds or otherwise incur any financial liability in the performance of any of its duties hereunder or in the exercise of its rights if it believes that repayment of such funds or adequate indemnification against such risk or liability is not reasonably assured to it.
          (m) If the Warrant Agent shall receive any notice or demand (other than notice of or demand for exercise of Warrants) addressed to the Company by any Holder pursuant to the provisions of the Warrants, the Warrant Agent shall promptly forward such notice or demand to the Company.
          (n) The Warrant Agent may execute and exercise any of the rights or powers hereby vested in it or perform any duty hereunder either itself or by or through its attorneys, accountants, agents or other experts, and the Warrant Agent will not be answerable or accountable for any act, default, neglect or misconduct of any such attorneys or agents or for any loss to the Company or the Holders resulting from any such act, default, neglect or misconduct, absent gross negligence, bad faith or willful misconduct in the selection and continued employment thereof.
          (o) The Warrant Agent will not be under any duty or responsibility to ensure compliance with any applicable federal or state securities laws in connection with the issuance, transfer or exchange of the Warrants.

          (p) The Warrant Agent shall have no duties, responsibilities or obligations as the Warrant Agent except those which are expressly set forth herein, and in any modification or amendment hereof to which the Warrant Agent has consented in writing, and no duties, responsibilities or obligations shall be implied or inferred. Without limiting the foregoing, unless otherwise expressly provided in this Agreement, the Warrant Agent shall not be subject to, nor be required to comply with, or determine if any Person has complied with, the Warrants, the Plan or any other agreement between or among the parties hereto, even though reference thereto may be made in this Agreement, or to comply with any notice, instruction, direction, request or other communication, paper or document other than as expressly set forth in this Agreement.
          (q) The Warrant Agent shall not incur any liability for not performing any act, duty, obligation or responsibility by reason of any occurrence beyond the reasonable control of the Warrant Agent (including without limitation any act or provision of any present or future law or regulation or governmental authority, any act of God, war, civil disorder or failure of any means of communication).
          (r) In the event the Warrant Agent believes any ambiguity or uncertainty exists hereunder or in any notice, instruction, direction, request or other communication, paper or document received by the Warrant Agent hereunder, or is for any reason unsure as to what action to take hereunder, the Warrant Agent shall notify the Company in writing as soon as practicable, and upon delivery of such notice may, in its sole discretion, refrain from taking any action, and shall be fully protected and shall not be liable in any way to the Company or any Holder or other person for refraining from taking such action, unless the Warrant Agent receives written instructions signed by the Company which eliminates such ambiguity or uncertainty to the satisfaction of Warrant Agent. The Warrant Agent shall be indemnified and held harmless in action upon any such instruction.
          (s) The provisions of this Section 17 shall survive the termination of this Agreement, the exercise or expiration of the Warrants and the resignation or removal of the Warrant Agent.
          (t) Except for the limitation in Section 17(u) below, no provision of this Agreement shall be construed to relieve the Warrant Agent from liability for its own gross negligence, bad faith or its willful misconduct.
          (u) Notwithstanding anything in this Agreement to the contrary, in no event will the Warrant Agent be liable for special, indirect, incidental, punitive or consequential loss or damage of any kind whatsoever (including, but not limited to, lost profits), even if the Warrant Agent has been advised of the possibility of such loss or damage.
     SECTION 18. Change of Warrant Agent. If the Warrant Agent resigns (such resignation to become effective not earlier than 60 calendar days after the giving of written notice thereof to the Company and the Holders) or shall be adjudged a bankrupt or an insolvent, or shall file a voluntary petition in bankruptcy or make an assignment for the benefit of its creditors or consent to the appointment of a receiver of all or any substantial part of its property or affairs or shall generally not pay its debts as such debts become due, or shall admit in writing its inability to pay or meet its debts generally as they become due, or if an order of any court shall be entered approving any petition filed by or against the Warrant Agent under the provisions of bankruptcy laws or any similar legislation, or if a receiver, trustee or other similar official of it or of all or any substantial part of its property shall be appointed, or if any public officer shall take charge or control of it or of its property or affairs, for the purpose of rehabilitation, conservation, protection, relief, winding up or liquidation, or becomes incapable of acting as Warrant Agent or if the Board by resolution removes the Warrant Agent (such removal to become effective not earlier than 30 calendar days after the filing of a certified copy of such resolution with the Warrant Agent and the giving of written notice of such removal to the registered holders of Warrants), the Company shall appoint a successor to the Warrant Agent. If the Company fails to make such appointment within a period of 60 calendar days after such removal or after it has been so notified in writing of such resignation or incapacity by the Warrant Agent or by the registered holder of a Warrant (in the case of incapacity), then the registered holder of any Warrant may apply to any court of competent jurisdiction for the appointment of a successor to the Warrant Agent. Pending appointment of a successor to the Warrant Agent, either by the Company or by such a court, the duties of the Warrant Agent shall be carried out by the Company. Any successor Warrant Agent, whether appointed by the Company or by such a court, shall be an entity, in good standing, incorporated under the laws of any state or of the United States of America. As soon as practicable after appointment of the successor Warrant Agent, the Company shall cause written notice of the change in the Warrant Agent to be given to each of the Holders at such Holder’s address appearing on the Warrant Register. After appointment, the successor Warrant Agent shall be vested with the same powers, rights, duties and responsibilities as if it had been originally named as Warrant Agent without further act or deed. The former Warrant Agent shall deliver and transfer to the successor Warrant Agent any property at the time held by it hereunder and execute and deliver, at the expense of the Company, any further assurance, conveyance, act or deed necessary for the purpose. Failure to give any notice provided for in this Section 18 or any defect therein, shall not affect the legality or validity of the removal of the Warrant Agent or the appointment of a successor Warrant Agent, as the case may be.
     SECTION 19. Holder Not Deemed a Stockholder. Nothing contained in this Agreement or in any of the Warrants shall be construed as conferring upon the holders thereof the right to vote or to receive dividends or to participate in any transaction that would give rise to an adjustment of any Exercise Price under Section 12 or to consent or to receive notice as stockholders in respect of the meetings of stockholders or for the election of directors of the Company or any other matter, or any rights whatsoever as stockholders of the Company.
     SECTION 20. Notices to Company and Warrant Agent. Any notice or demand authorized by this Agreement to be given or made by the Warrant Agent or by any Holder to or on the Company shall be sufficiently given or made if sent by certified mail, return receipt requested, addressed (until another address is filed in writing by the Company with the Warrant Agent), or by facsimile transmission with receipt confirmed, as follows:
Delphi Corporation
5725 Delphi Drive
Troy, Michigan 48098
Fax: (248) 813-2491
Attention: General Counsel and Secretary

     If the Company fails to maintain such office or agency or fails to give such notice of any change in the location thereof, presentation may be made and notices and demands may be served at the principal office of the Warrant Agent.
     Any notice pursuant to this Agreement to be given by the Company or by any Holder to the Warrant Agent shall be sufficiently given if sent by certified mail, return receipt requested, addressed (until another address is filed in writing by the Warrant Agent with the Company), or by facsimile transmission with receipt confirmed, as follows:
Computershare Trust Company, N.A.
250 Royall Street
Canton, MA 02021
Fax: [TO COME]
Attention: [                    ]
The Warrant Agent maintains a Warrant Agent office at:
Computershare Trust Company, N.A.
250 Royall Street
Canton, MA 02021
Fax: [TO COME]
Attention: [                    ]
     SECTION 21. Payment of Taxes and Charges. The Company will from time to time promptly pay to the Warrant Agent, or make provisions satisfactory to the Warrant Agent for the payment of, all taxes and charges that may be imposed by the United States or any state upon the Company or the Warrant Agent in connection with the issuance or delivery of Shares upon the exercise of any Warrants, but any taxes or charges in connection with the issuance of Warrants or certificates for Shares in any name other than that of the registered holder of the Warrants surrendered shall be paid by such registered holder; and, in such case, the Company shall not be required to issue or deliver any Warrants or certificate for Shares until such taxes or charges shall have been paid or it has been established to the Company’s satisfaction that no tax or charge is due.
     The Warrant Agent shall have no duty or obligation under this Section unless and until it is satisfied that all such taxes and charges have been paid.
     SECTION 22. Supplements and Amendments. This Agreement constitutes the entire agreement and supersedes all other prior agreements and understandings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof and may not be amended, except in a writing signed by both of them.
          (a) The Company and the Warrant Agent may from time to time supplement or amend this Agreement or the Warrants (a) without the approval of any Holders in order to cure any ambiguity, manifest error or other mistake in this Agreement or the Warrants, or to correct or supplement any provision contained herein or in the Warrants that may be defective or inconsistent with any other provision herein or in the Warrants, or in the Plan, or in the disclosure statement to the Plan, or to make any other provisions in regard to matters or questions arising hereunder that the Company and the Warrant Agent may deem necessary or desirable and that shall not adversely affect, alter or change the interests of the Holders or (b) with the prior written consent of holders of the Warrants exercisable for a majority of the Shares then issuable upon exercise of the Warrants then outstanding; provided, however that the Warrant Agent may, but shall not be obligated to, execute any amendment or supplement which adversely affects the rights or increases the duties or obligations of the Warrant Agent; provided, however, that (i) if such amendment or supplement only affects the rights or obligations of the Six Month Warrants, then only the prior written consent of holders of the Six Month Warrants exercisable for a majority of the Common Stock issuable pursuant to the Six Month Warrants shall be required, (ii) if such amendment or supplement only affects the rights or obligations of the Seven Year Warrants, then only the prior written consent of holders of the Seven Year Warrants exercisable for a majority of the Common Stock issuable pursuant to the Seven Year Warrants shall be required and (iii) if such amendment or supplement only affects the rights or obligations of the Ten Year Warrants, then only the prior written consent of holders of the Ten Year Warrants exercisable for a majority of the Common Stock issuable pursuant to the Ten Year Warrants shall be required and provided, further, that if such amendment or supplement affects the rights or obligations of one series of Warrant differently than the other series of Warrants, then the prior written consent of holders of the series affected differently, exercisable for a majority of the Common Stock issuable pursuant to such series, shall also be required. Notwithstanding anything to the contrary herein, upon the delivery of a certificate from an Appropriate Officer of the Company which states that the proposed supplement or amendment is in compliance with the terms of this Section 22 and, provided such supplement or amendment does not change the Warrant Agent’s rights, duties, liabilities or obligations hereunder, the Warrant Agent shall execute such supplement or amendment. Any amendment, modification or waiver effected pursuant to and in accordance with the provisions of this Section 22 will be binding upon the Company, the Warrant Agent, all Holders required to approve such supplement or amendment and each future Holder holding a series of Warrant that was required to approve such supplement or amendment. In the event of any amendment, modification or waiver, the Company will give prompt notice thereof to all Holders and, if appropriate, notation thereof will be made on all Global Warrant Certificates thereafter surrendered for registration of transfer or exchange.
     SECTION 23. Successors. All the covenants and provisions of this Agreement by or for the benefit of the Company or the Warrant Agent shall bind and inure to the benefit of their respective successors and assigns hereunder.
     SECTION 24. Termination. This Agreement shall terminate with respect to a particular Warrant on the Expiration Date for such Warrant. Notwithstanding the foregoing, this Agreement will terminate on any earlier date when all Warrants have been exercised. The provisions of Section 17, this Section 24, Section 25 and Section 26 shall survive such termination and the resignation or removal of the Warrant Agent.
     SECTION 25. Governing Law Venue and Jurisdiction. This Agreement and each Warrant issued hereunder shall be deemed to be a contract made under the laws of the State of New York and for all purposes shall be governed by and construed in accordance with the laws of such State. Each party hereto consents and submits to the jurisdiction of the courts of the

State of New York and of the federal courts of the Southern District of New York in connection with any action or proceeding brought against it that arises out of or in connection with, that is based upon, or that relates to this Agreement or the transactions contemplated hereby. In connection with any such action or proceeding in any such court, each party hereto hereby waives personal service of any summons, complaint or other process and hereby agrees that service thereof may be made in accordance with the procedures for giving notice set forth in Section 20 hereof. Each party hereto hereby waives any objection to jurisdiction or venue in any such court in any such action or proceeding and agrees not to assert any defense based on lack of jurisdiction or venue in any such court in any such action or proceeding.
     SECTION 26. Benefits of this Agreement. Nothing in this Agreement shall be construed to give to any person other than the Company, the Warrant Agent and the Holders any legal or equitable right, remedy or claim under this Agreement, and this Agreement shall be for the sole and exclusive benefit of the Company, the Warrant Agent and the registered holders of the Warrants.
     SECTION 27. Counterparts. This Agreement may be executed in any number of counterparts and each such counterpart shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument.
     SECTION 28. Headings. The headings of sections of this Agreement have been inserted for convenience of reference only, are not to be considered a part hereof and in no way modify or restrict any of the terms or provisions hereof.
     SECTION 29. Meaning of Terms Used in Agreement.
          (a) The language used in this Agreement shall be deemed to be the language chosen by the parties to express their mutual intent, and no rule of strict construction shall be applied against any party. Any references to any federal, state, local or foreign statute or law shall also refer to all rules and regulations promulgated thereunder, unless the context otherwise requires. Unless the context otherwise requires: (a) a term has the meaning assigned to it by this Agreement; (b) forms of the word “include” mean that the inclusion is not limited to the items listed; (c) “or” is disjunctive but not exclusive; (d) words in the singular include the plural, and in the plural include the singular; and (e) provisions apply to successive events and transactions; (f) “hereof”, “hereunder”, “herein” and “hereto” refer to the entire Agreement and not any section or subsection.
          (b) The following terms used in this Agreement shall have the meanings set forth below:
          (i) “$” shall mean the currency of the United States.
          (ii) “Board” means the Board of Directors of the Company; where any consent, approval or action is required by the Board hereunder and the authority of the Board with respect to such consent, approval or action has been delegated to a committee of the Board, comprised solely of directors of the Board, in accordance with applicable law, the consent, approval or action by such committee will satisfy such requirement for purposes hereof.

          (iii) “business day” shall mean any day other than a Saturday, Sunday or a day on which banking institutions in the State of New York are authorized or obligated by law or executive order to close.
          (iv) “Capital Stock” shall mean (a) with respect to any Person that is a corporation or company, any and all shares, interests, participations or other equivalents (however designated) of capital or capital stock of such Person and (b) with respect to any Person that is not a corporation or company, any and all partnership or other equity interests of such Person.
          (v) “Closing Sale Price” means the last sale price, regular way, or, in case no such sale takes place on such day, the average of the closing bid and asked prices, regular way, in either case as reported by the NYSE or, if the securities are not listed or admitted to trading on the NYSE, as reported on the principal national securities exchange on which the securities are listed or admitted to trading or, if the securities are not listed or admitted to trading on any such national securities exchange, the average of the last quoted high bid and low asked prices in the over-the-counter market, as reported by the automated transaction reporting system then in use, or, if on any such date the securities are not quoted by any such system, the value of such security as reasonably determined by the Board in good faith; provided, that if the holders of a majority of the then outstanding Warrants (“Required Holders”), object to such determination in writing, such Required Holders may request in writing that an appraisal (at the Company’s expense) be conducted to determine such value (the “Valuation Amount”), and if such a request is made, the following procedures shall apply. The Valuation Amount shall be determined, as set forth below, by three (3) investment banking firms of national recognition (all of which firms shall be unaffiliated with each of the Company and the Required Holders requesting the appraisal), with such investment banking firms selected as follows: (i) one selected by the Board; (ii) one selected by the Required Holders; and (iii) one selected by the mutual agreement of the Board and the Required Holders (the “Third Bank”). If the Board and the Required Holders are unable to agree on an acceptable Third Bank within five (5) days after the first date either party proposed that one be selected, the Third Bank will be selected by an arbitrator located in New York City, New York selected by the American Arbitration Association (or if such organization ceases to exist, the arbitrator shall be chosen by the two (2) previously selected investment banking firms). The arbitrator shall select the Third Bank (within five (5) days of his appointment) from a list, jointly prepared by the Board and the Required Holders, of not more than six (6) investment banking firms of national standing in the United States of which no more than three (3) may be named by the Board and no more than three (3) may be named by the Required Holders. The arbitrator may consider, within the ten-day period allotted, arguments from the parties regarding which investment banking firm to choose, but the selection by the arbitrator shall be made in its sole discretion from the list of six. The Board and the Required Holders shall submit their respective valuations and other relevant data to the investment banking firms, and the investment banking firms shall be instructed to, and shall, as soon as practicable thereafter, make their respective determinations of the Valuation Amount. The final Valuation Amount for purposes hereof shall be the average of the three Valuation Amounts, as determined by the investment banking firms. The determination of the final

Valuation Amount by such investment banking firms shall be final and binding upon the Company and the Required Holders. The Company shall provide, subject to the execution of customary confidentiality agreements, the investment banking firms with all financial and other information that they may reasonably request and shall pay the fees and expenses of the investment banking firms and arbitrator (if any) used to determine the Valuation Amount.
          (vi) “Common Stock Derivative” shall mean any option, right, warrant or security of the Company which is convertible into or exercisable or exchangeable for Common Stock.
          (vii) “Common Stock Outstanding” shall mean all shares of Common Stock issued and outstanding as of the applicable time plus the number of shares issuable upon conversion or exercise of all outstanding Common Stock Derivatives as of the applicable time.
          (viii) “Company Sale” means any merger, reorganization, consolidation, share exchange or other business combination which results in (i) the Voting Stock of the Company outstanding immediately prior thereto representing immediately thereafter (either by remaining outstanding or by being converted into voting securities of the surviving, acquiring or resulting entity) less than a majority of the combined voting power of the Voting Stock of the Company or such surviving, acquiring or resulting entity outstanding immediately after such transaction, (ii) a majority of the Company’s directors ceasing to be directors of the surviving, acquiring or resulting entity after the completion of such transaction, (iii) the direct or indirect transfer, assignment, pledge, donation or other encumbrance or disposition or exclusive lease or license of all or substantially all of the assets of the Company or (iv) issuance or direct or indirect sale, transfer, assignment, pledge, donation or other encumbrance or disposition of shares of Capital Stock of the Company, in a single transaction or series of related transactions, representing at least fifty percent (50%) of the voting power of the Voting Stock of the Company. A sale (or multiple related sales) of one or more Subsidiaries of the Company (whether by way of merger, consolidation, reorganization or sale of all or substantially all of the Subsidiaries’ assets or securities) which constitutes all or substantially all of the consolidated assets of the Company shall be deemed a sale of substantially all of the assets of the Company for purposes of this definition.
          (ix) “Current Market Price” when used with reference to shares of Common Stock or other securities on any date, means the average of the Closing Sale Price for the thirty (30) consecutive Trading Days immediately prior to such date (unless such security is not listed on a national securities exchange or quoted in the over-the-counter market, in which case it shall mean the value as determined by the Board or the Valuation Amount, as applicable, for such date as described in the definition of Closing Sale Price); provided, however, if the Current Market Price is determined during a period following the announcement by the Company or other issuer of the applicable securities of (i) a dividend or distribution on such Common Stock or such other securities payable in shares of such Common Stock or securities convertible into shares of such Common Stock or securities or (ii) any subdivision, combination or reclassification of such

Common Stock or other securities, and prior to the expiration of the requisite thirty (30) Trading Day period set forth above, then, and in each such case, the Current Market Price will be properly adjusted to take into account ex-dividend trading.
          (x) “Person” shall mean any individual, firm, corporation, partnership, limited partnership, limited liability company, joint venture, association, trust, unincorporated organization or other entity, and will include a “group” (within the meaning of Sections 13(d) and 14(d) of the Exchange Act), as well as any successor (by merger or otherwise) of any such Person.
          (xi) “Subsidiary” shall mean, with respect to any Person, (a) any corporation more than fifty percent (50%) of whose stock of any class or classes having by the terms thereof ordinary voting power to elect a majority of the directors of such corporation (irrespective of whether or not at the time stock of any class or classes of such corporation shall have or might have voting power by reason of the happening of any contingency) is owned by such Person directly or indirectly through one or more subsidiaries of such Person, (b) any partnership, association, joint venture or other entity in which such Person directly or indirectly through one or more subsidiaries of such Person has more than a fifty percent (50%) equity interest and (c) any partnership or limited liability company of which such Person is a general partner or managing member.
          (xii) “Trading Day” means a day on which the principal national securities exchange on which the shares of common stock are listed or admitted to trading is open for the transaction of business or, if the shares of the common stock are not listed or admitted to trading on any national securities exchange, a day in which the bid and ask prices of common stock are published in an automated transaction reporting system, or if not reported through such a system, a business day.
          (xiii) “Voting Stock” shall have the meaning set forth in the certificate of incorporation of the Company, as may be amended from time to time.
     SECTION 30. Severability. If any part of this Agreement shall be held to be invalid or unenforceable by any court, or regulatory agency or body, such invalidity or unenforceability shall attach only to such part and shall not affect the validity or enforceability of the rest of this Agreement. Furthermore, in lieu of any such invalid or unenforceable provision or condition, the parties hereto intend that there shall be added as a part of this Agreement a provision as similar in terms and commercial effect to such invalid or unenforceable provision as may be possible and be valid and enforceable.
[The next page is the signature page]

     IN WITNESS WHEREOF, the parties hereto have caused this Warrant Agreement to be executed and delivered as of the day and year first above written.

DELPHI CORPORATION
By:
Name:
Title:

COMPUTERSHARE TRUST COMPANY, N.A.
By:
Name:
Title:

COMPUTERSHARE INC.
By:
Name:
Title: